Exhibit 99.1

FirstEnergy Corp.                        For Release: May 7, 2013
76 South Main Street
Akron, Ohio 44308
www.firstenergycorp.com

News Media Contact:                        Investor Contact:
Tricia Ingraham                            Irene Prezelj
(330) 384-5247                            (330) 384-3859

FirstEnergy Reports First Quarter 2013 Results,
Reaffirms 2013 Earnings Guidance

Akron, Ohio - FirstEnergy Corp. (NYSE: FE) today announced first quarter 2013 basic and diluted earnings of $0.76 per share of common stock on a non-GAAP* basis. This compares to basic and diluted non-GAAP earnings of $0.82 per share of common stock in the first quarter of 2012.

On a GAAP basis, first quarter 2013 basic and diluted earnings were $0.47 per share of common stock on net income of $196 million and revenue of $3.7 billion. First quarter 2012 basic and diluted earnings were $0.73 per share of common stock on net income of $306 million, with revenue of $4.0 billion.

The company also announced that it is reaffirming its 2013 non-GAAP earnings guidance of $2.85 to $3.15 per share.

“Our first quarter results were solidly in line with our expectations,” said FirstEnergy President and Chief Executive Officer Anthony J. Alexander. “We continued to achieve growth in our competitive business as a result of the successful implementation of our retail strategy, and we executed several key elements of our financial plan, which is designed to improve the balance sheet, enhance liquidity, and maintain investment grade credit metrics. We remain focused on positioning our company for long-term growth, while addressing the impact of current market conditions and regulatory challenges.”

First quarter 2013 non-GAAP results benefited from higher distribution deliveries, a lower effective income tax rate, reduced operating costs, and lower general taxes. Results were negatively affected by lower commodity margin, higher depreciation expense and reduced revenues from the regulated transmission business.

Cooler weather in the first quarter of 2013 compared to the same period last year resulted in a 3 percent increase in total distribution deliveries. Residential sales increased 6 percent, while commercial and industrial deliveries increased slightly.

The company's competitive subsidiary, FirstEnergy Solutions, continued to successfully expand its business and customer base through the implementation of its multi-channel sales strategy. These gains were offset by lower capacity prices, which drove an overall reduction in commodity margin.

GAAP to Non-GAAP* Reconciliation
	First Quarter		Full Year
	2013	2012	2013
Basic Earnings Per Share (GAAP)	$0.47	$0.73	$2.37 - $2.67
Excluding Special Items:
Mark-To-Market Adjustments	0.01	(0.06)	—
Regulatory Charges	0.04	0.01	0.06
Trust Securities Impairment	0.01	0.01	0.01
Income Tax - Legislative Changes	—	0.02	—
Merger Transaction/Integration Costs	—	0.01	—
Impact of Non-Core Asset Sales/Impairments	0.01	0.01	0.08
Plant Deactivation Costs	0.01	0.05	0.01
Restructuring Costs	—	—	0.01
Merger Accounting - Commodity Contracts	0.03	0.04	0.08
Debt Redemption Costs	0.18	—	0.23
Basic Earnings Per Share (Non-GAAP*)	$0.76	$0.82	$2.85 - $3.15

FirstEnergy's Consolidated Report to the Financial Community - which provides highlights on company developments and financial results for the first quarter of 2013 - is posted on the company's Investor Information website - www.firstenergycorp.com/ir. To access the report, click on First Quarter 2013 Consolidated Report to the Financial Community.

The company invites investors, customers and other interested parties to listen to a live Internet webcast of its teleconference for financial analysts at 1:00 p.m. ET today. FirstEnergy management will present an overview of the company's financial results for the quarter, followed by a question-and-answer session. The teleconference can be accessed on the company's website by selecting the Q1 2013 Earnings Conference Call link. The webcast will be archived on the website.

FirstEnergy is a diversified energy company dedicated to safety, reliability and operational excellence. Its 10 electric distribution companies form one of the nation's largest investor-owned electric systems, serving customers in Ohio, Pennsylvania, New Jersey, West Virginia, Maryland and New York. Its diverse generating fleet features non-emitting nuclear, scrubbed baseload coal, natural gas, hydro and pumped-storage hydro and other renewables, and has a total generating capacity of more than 20,000 megawatts. Follow FirstEnergy on Twitter @FirstEnergyCorp.

(*) This news release contains non-GAAP financial measures. Generally, a non-GAAP financial measure is a numerical measure of a company's historical or future financial performance, financial position, or cash flows that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with accounting principles generally accepted in the United States (GAAP). These non-GAAP financial measures are intended to complement, and not considered as an alternative to, the most directly comparable GAAP financial measure. Also, the non-GAAP financial measures may not be comparable to similarly titled measures used by other entities.

Forward-Looking Statements: This news release includes forward-looking statements based on information currently available to management. Such statements are subject to certain risks and uncertainties. These statements include declarations regarding management's intents, beliefs and current expectations. These statements typically contain, but are not limited to, the terms “anticipate,” “potential,” “expect,” “believe,” “estimate” and similar words. Forward-looking statements involve estimates, assumptions, known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Actual results may differ materially due to the speed and nature of increased competition in the electric utility industry, in general, and the retail sales market in particular, the impact of the regulatory process on the pending matters before FERC and in the various states in which we do business including, but not limited to, matters related to rates and pending rate cases, the uncertainties of various cost recovery and cost allocation issues resulting from ATSI's realignment into PJM, economic or weather conditions affecting future sales and margins, regulatory outcomes associated with Hurricane Sandy, changing energy, capacity and commodity market prices including, but not limited to, coal, natural gas and oil, and availability and their impact on retail margins, the continued ability of our regulated utilities to recover their costs, operation and maintenance costs being higher than anticipated, other legislative and regulatory changes, and revised environmental requirements, including possible GHG emission, water discharge, water intake and coal combustion residual regulations, the potential impacts of CAIR, and any laws, rules or regulations that ultimately replace CAIR, and the effects of the EPA's MATS rules including our estimated costs of compliance, the uncertainty of the timing and amounts of the capital expenditures that may arise in connection with any litigation, including NSR litigation or potential regulatory initiatives or rulemakings (including that such expenditures could result in our decision to deactivate or idle certain generating units), the uncertainties associated with the deactivation of certain older unscrubbed regulated and competitive fossil units, including the impact on vendor commitments, and the timing thereof as they relate to, among other things, the RMR arrangements and the reliability of the transmission grid, adverse regulatory or legal decisions and outcomes with respect to our nuclear operations (including, but not limited to the revocation or non-renewal of necessary licenses, approvals or operating permits by the NRC or as a result of the incident at Japan's Fukushima Daiichi Nuclear Plant), adverse legal decisions and outcomes related to ME's and PN's ability to recover certain transmission costs through their TSC riders, the impact of future changes to the operational status or availability of our generating units, the risks and uncertainties associated with litigation, arbitration, mediation and like proceedings, including, but not limited to, any such proceedings related to vendor commitments, replacement power costs being higher than anticipated or inadequately hedged, the ability to comply with applicable state and federal reliability standards and energy efficiency and peak demand reduction mandates, changes in customers' demand for power, including but not limited to, changes resulting from the implementation of state and federal energy efficiency and peak demand reduction mandates, the ability to accomplish or realize anticipated benefits from strategic and financial goals including, but not limited to, the ability to reduce costs and to successfully complete our announced financial plans designed to improve our credit metrics and strengthen our balance sheet, including but not limited to, proposed capital raising and debt reduction initiatives, the proposed West Virginia asset transfer and potential sale of non-core hydro assets, our ability to improve electric commodity margins and the impact of, among other factors, the increased cost of fuel and fuel transportation on such margins, the ability to experience growth in the Regulated Distribution segment and to continue to successfully implement our direct retail sales strategy in the Competitive Energy Services segment, changing market conditions that could affect the measurement of liabilities and the value of assets held in our NDTs, pension trusts and other trust funds, and cause us and our subsidiaries to make additional contributions sooner, or in amounts that are larger than currently anticipated, the impact of changes to material accounting policies, the ability to access the public securities and other capital and credit markets in accordance with our announced financial plan, the cost of such capital and overall condition of the capital and credit markets affecting us and our subsidiaries, actions that may be taken by credit rating agencies that could negatively affect us and our subsidiaries' access to financing, increase the costs thereof, and increase requirements to post additional collateral to support outstanding commodity positions, LOCs and other financial guarantees, changes in national and regional economic conditions affecting us, our subsidiaries and our major industrial and commercial customers, and other counterparties including fuel suppliers, with which we do business, issues concerning the stability of domestic and foreign financial institutions and counterparties with which we do business, and the risks and other factors discussed from time to time in our SEC filings, and other similar factors. Dividends declared from time to time on FE's common stock during any annual period may in the aggregate vary from the indicated amount due to circumstances considered by FE's Board of Directors at the time of the actual declarations. A security rating is not a recommendation to buy or hold securities and is subject to revision or withdrawal at any time by the assigning rating agency. Each rating should be evaluated independently of any other rating. The foregoing review of factors should not be construed as exhaustive. New factors emerge from time to time, and it is not possible for management to predict all such factors, nor assess the impact of any such factor on FirstEnergy's business or the extent to which any factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statements. FirstEnergy expressly disclaims any current intention to update, except as required by law, any forward-looking statements contained herein as a result of new information, future events or otherwise.